Exhibit 99.1

U.S. Well Services Receives Nasdaq Listing Extension

HOUSTON, February 17, 2021 – U.S. Well Services, Inc. (Nasdaq: USWS) today announced that a Nasdaq Hearings Panel (the “Panel”) has granted its request for an extension of time to demonstrate compliance with Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”).  As a condition of the Panel’s decision, the Company is required to demonstrate compliance with the Minimum Bid Price Rule by evidencing a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days by June 7, 2021. As of the close of business on February 16, 2021, the Company has demonstrated a closing bid price of at least $1.00 per share for seven consecutive trading days.

As previously announced, the Company received notice from Nasdaq on December 29, 2020, informing the Company that it had not regained compliance with the Minimum Bid Price Rule, that it was not eligible for an additional 180 calendar day extension period to regain compliance and that the Nasdaq’s staff had determined to delist the Company’s common stock from Nasdaq.  The Company appealed the staff’s determination to the Panel, at which it requested continued listing on Nasdaq subject to an exception to the Minimum Bid Price Rule.

“We are pleased to receive the extension from the Panel that will enable U.S. Well Services to continue to be listed on the Nasdaq during the extension,” said Joel Broussard, the Company’s Chief Executive Officer.  “I believe we will be able to regain compliance with the Minimum Bid Price Rule during this extension period, which will allow us to maintain our listing status for our shareholders.”

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally-supplied natural gas, including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies, including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com. Information on our website is not part of this release.

Contacts:

U.S. Well Services

Josh Shapiro

Vice President, Finance and Investor Relations

IR@uswellservices.com

Dennard Lascar Investor Relations

(713) 529-6600

USWS@dennardlascar.com